Exhibit 1.01

Conflict Minerals Report of Itron, Inc. in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Itron, Inc. (Itron, we, us, our) for calendar year 2023 in accordance with Rule 13p-1 (Rule 13p-1) under the Securities Exchange Act of 1934 (the 1934 Act). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Company Overview

Itron is a global leader in energy and water management, smart city applications, Industrial Internet of Things (IIoT) and intelligent infrastructure and related services. For utilities and cities, we build innovative systems, create new efficiencies, connect communities, encourage conservation and increase resourcefulness by helping our customers make the most of the energy and water they manage. By safeguarding invaluable natural resources, we seek to improve the quality of life for people around the world.

Itron's proven platform enables smart networks, software, services, devices, and sensors to help our customers better manage their energy, water, and smart city operations. Our comprehensive offerings control, measure, monitor, and provide data analytics and services that enable utilities and municipalities to manage their critical resources responsibly and efficiently.

Product Overview

Itron solutions include technology, software, and services delivered as part of a standalone, one-time purchase or an end-to-end solution over multiple years. The portfolio includes hardware products used for:
•measurement, control, or sensing
•a combination of endpoints and network infrastructure with embedded intelligence that is designed and sold as a complete solution to acquire and transport application-specific data
•distribution automation - intelligent communication for the modern grid allowing secure, low and medium voltage distribution-system automation and control
•distributed energy resource management (DERMs) to connect, analyze, and optimize distributed energy resources such as rooftop solar installations and electric vehicles, water operations and management, gas operations and safety applications
•value-added services, software, and products that organize, analyze, and interpret data to gain insights, make decisions, and inform actions

We also offer managed services, Software-as-a-Service (SaaS), Network-as-a-Service (NaaS), technical support services, licensed hardware technology, and consulting services.

Supply Chain Overview

Our supply chain is complex. We do not directly source conflict minerals from smelters, refiners, or mines. We do not have direct knowledge to determine our conflict minerals country of origin, chain of custody, or whether or not these conflict minerals have directly or indirectly financed or benefited armed groups in the Democratic Republic of Congo or adjoining countries. There are multiple tiers between our company and the mines. Accordingly, we rely on our direct suppliers to determine the origin of the conflict minerals contained in our products.

Due Diligence Process Update

In conducting our due diligence, Itron utilizes the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2016) (OECD Framework), an internationally recognized due diligence framework. Our due diligence process requires all supplier agreements include conflict mineral language in the Terms of Contract (TOC) and Supplier Code of Conduct (SCC). This includes our expectation that suppliers source conflict minerals from certified conflict-free smelters. We request all new suppliers sign our standard TOC and SCC to confirm their understanding of our expectations.

At our customers' request, we will also conduct assessments with individual suppliers to determine that they comply with our TOC and SCC. In addition, we will continue to monitor the on-going development of industry practices related to the tracing and tracking of minerals and thus improve the transparency in our supply chain.